FOR IMMEDIATE RELEASE

BofI Holding, Inc. Announces Quarterly Dividend on
Series B Convertible Preferred Stock

SAN DIEGO, CA - (MARKETWIRE - December 8, 2011) - BofI Holding, Inc. (NASDAQ: BOFI), parent company of BofI Federal Bank, BofI Holding, Inc. (the "Registrant"), parent of BofI Federal Bank (the "Bank"), issued a press release on December 8, 2011, announced today that its Board of Directors has declared a quarterly cash dividend on BofI Holding, Inc.'s 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock (“Series B Preferred”) for the quarter ending December 31, 2011. Series B Preferred shares issued prior to October 1, 2011, shall receive $15.00 per share. Series B Preferred shares issued on or after October 1, 2011, will receive a prorated amount based on the number of days the shares were outstanding as of January 1, 2012, which is the record date. The payment date will be January 16, 2012.

About BofI Holding, Inc. and BofI Federal Bank

BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide branchless bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.1 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon BofI's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties detailed in BofI's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@BofIFederalBank.com